Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
Investor Relations Contact: Chris Peracchi (214) 368-2084

EXCO RESOURCES, INC. REPORTS SECOND QUARTER
2016 RESULTS

DALLAS, TEXAS, August 2, 2016…EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the "Company") today announced operating and financial results for the second quarter 2016.

2016 Second Quarter Highlights

•
Drilled 1 gross (0.9 net) and turned-to-sales 3 gross (2.5 net) operated horizontal wells in North Louisiana in second quarter 2016. Average cost per well decreased 22% to $5.8 million despite the use of 77% more proppant, as compared to prior year.

•	Produced 296 Mmcfe per day, or 27 Bcfe, for second quarter 2016, consistent with first quarter 2016.

•
GAAP net loss was $111 million, or $0.40 per diluted share, and adjusted net loss, a non-GAAP measure, was $14 million, or $0.05 per diluted share, for second quarter 2016. The GAAP net loss was primarily due to the impairment of oil and natural gas properties pursuant to the ceiling test in accordance with full cost accounting and unrealized losses on derivative financial instruments.

•
Adjusted EBITDA, a non-GAAP measure, was $23 million for second quarter 2016, 10% above adjusted EBITDA for first quarter 2016, primarily due to higher oil revenues from increased commodity prices and decreases in lease operating expenses.

•
Lease operating expenses decreased 11% from first quarter 2016 and were below the low-end of guidance. Cost reduction efforts have resulted in a 41% decrease in lease operating expenses for year-to-date 2016 compared to the same period in 2015.

•
General and administrative expenses, excluding equity-based compensation and severance costs, decreased by 17% from first quarter 2016. Cost reduction efforts have resulted in a 29% decrease in general and administrative expenses, excluding equity-based compensation and severance costs, for year-to-date 2016 compared to the same period in 2015.

•
Liquidity was $246 million at June 30, 2016. EXCO reduced the principal amount of indebtedness by $35 million during the second quarter 2016, including $24 million of its senior unsecured notes and $11 million of its credit agreement ("Credit Agreement").

•	Commenced a cash tender offer in July 2016 to further reduce indebtedness of its senior unsecured notes at a discount to the principal amount.

Key Developments
Strategic plan update

EXCO's strategic plan continues to focus on three core objectives: 1) restructuring the balance sheet to enhance capital structure and extend structural liquidity, 2) transforming EXCO into the lowest cost producer, and 3) optimizing and repositioning the portfolio. The three core objectives and the Company's recent progress are detailed below:

1.
Restructuring the balance sheet to enhance capital structure and extend structural liquidity - The Company is focused on improving its capital structure and providing structural liquidity. As of June 30, 2016, EXCO had $246 million in liquidity. During the second quarter 2016, EXCO reduced its indebtedness through the repurchase of $12 million in principal amount of senior unsecured notes due 2018 ("2018 Notes") and $12 million in principal amount of senior unsecured notes due 2022 ("2022 Notes") utilizing $5 million in cash. These repurchases resulted in an estimated reduction in interest expense of approximately $2 million per year. In addition, EXCO's cash flows from operations, reduced capital program and proceeds received from the sale of certain assets allowed the Company to reduce its indebtedness under its Credit Agreement by $11 million during the quarter.

The Company remains committed to improving its financial flexibility and enhancing long-term value for shareholders through the continued execution of its comprehensive consensual restructuring program (the “Restructuring Program”). The focus is to restructure its gathering and transportation contracts and reduce indebtedness. EXCO believes a consensual restructuring of its gathering and transportation contracts to reflect market rates and actual utilizations would mutually benefit both parties. If the efforts are not successful, the Company may seek alternatives to reject the contracts consistent with recent court decisions. EXCO's Board of Directors represents institutions with a concentrated ownership in the debt and equity of the Company and is evaluating plans to improve the Company's capital structure through the Restructuring Program.

EXCO plans to continue to reduce its indebtedness through the execution of a cash tender offer ("Tender Offer") for its 2018 Notes and 2022 Notes at a discount to the principal amount. The Company commenced this process on July 27, 2016 and plans to use up to a maximum combined amount of $40 million cash for the purchases. The offers expire, and the purchases, if accepted, are expected to close in August 2016.

2.
Transforming EXCO into the lowest cost producer - EXCO continues to exercise fiscal discipline to transform itself into the lowest cost producer. The Company has implemented several initiatives to reduce its lease operating costs and general and administrative expenses, including significant reductions in its workforce. Lease operating expenses decreased by 11% compared to prior quarter primarily due to the renegotiation of saltwater disposal contracts, modifications to chemical programs and less workover activity. In the Appalachia region, the Company reduced the work schedule of certain employees and, in July 2016, divested non-core assets with the highest lease operating expenses per Mcfe in the Company's portfolio. The Company has reduced its total employees by 28%, including 20% of its general and administrative employees and 38% of its field employees, since the fourth quarter 2015, and 59% of its total employees, including 58% of its general and administrative employees and 61% of its field employees, since the fourth quarter 2014. General and administrative expenses (excluding equity-based compensation and severance costs) decreased 17% from the first quarter 2016 primarily due to lower personnel costs.

3.
Optimizing and repositioning the portfolio - The Company continues to execute its disciplined capital allocation program to ensure the highest and best uses of capital. The Company executed a series of non-core asset divestitures as part of its portfolio optimization initiative. In May 2016, the Company closed a sale of certain non-core undeveloped acreage in South Texas and its interests in 4 producing wells for $12 million. In July 2016, the Company closed a sale of its interests in shallow conventional assets located in Pennsylvania and retained an overriding royalty interest. The Company is evaluating other divestitures of certain non-core assets to generate capital that can be deployed to projects with high rates of return. EXCO's ability to reduce both capital and operating costs has improved well economics across its portfolio. The wells drilled in 2016 are targeting rates of return(*) in excess of 80% in the North Louisiana region and 30% in the East Texas region. The Company is evaluating future development plans based on the availability of capital as part of its Restructuring Program.

Operational Results

Table 1: Summary of operating activities and operational results
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Fiscal
		6/30/16	3/31/16		6/30/15		6/30/16	6/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Rig counts (1)	#	1	2	(50)	4	(75)	1	4	(75)	1	1

Net wells drilled (1)
North Louisiana	#	0.9	4.3	(79)	—	100	5.2	1.7	206	N/A	N/A
East Texas	#	—	—	—	2.9	(100)	—	4.9	(100)	N/A	N/A
South Texas	#	—	—	—	1.5	(100)	—	3.3	(100)	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells drilled	#	0.9	4.3	(79)	4.4	(80)	5.2	9.9	(47)	0.9	5.4

Net wells turned-to-sales (1)
North Louisiana	#	2.5	—	100	1.4	79	2.5	11.9	(79)	N/A	N/A
East Texas	#	—	3.6	(100)	1.0	(100)	3.6	1.0	260	N/A	N/A
South Texas	#	—	—	—	3.3	(100)	—	7.4	(100)	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells turned-to-sales	#	2.5	3.6	(31)	5.7	(56)	6.1	20.3	(70)	5.6	9.0

Daily production
North Louisiana	Mmcfe/d	146	151	(3)	231	(37)	148	219	(32)	N/A	N/A
East Texas	Mmcfe/d	76	63	21	40	90	69	43	60	N/A	N/A
South Texas	Mmcfe/d	32	39	(18)	43	(26)	36	39	(8)	N/A	N/A
Appalachia and other	Mmcfe/d	43	42	2	47	(9)	42	49	(14)	N/A	N/A
Total daily production	Mmcfe/d	296	295	—	361	(18)	296	350	(15)	300-310	280-300

Production
Oil	Mbbls	447	550	(19)	594	(25)	997	1,098	(9)	470-490	1,720-1,740
Natural gas	Bcf	24.3	23.5	3	29.3	(17)	47.8	56.8	(16)	24.5-25.3	92.2-99.4
Total production	Bcfe	27.0	26.8	1	32.9	(18)	53.8	63.4	(15)	27.3-28.2	102.5-109.8

Capital expenditures	$MM	19	37	(49)	75	(75)	56	178	(69)	N/A	85

(1)	Includes rigs and wells operated by EXCO and excludes rigs and wells operated by others.

North Louisiana

Highlights:

•	Produced 146 Mmcfe per day, a decrease of 5 Mmcfe per day, or 3%, from first quarter 2016 and a decrease of 85 Mmcfe per day, or 37%, from second quarter 2015.

•	Drilled 1 gross (0.9 net) operated Haynesville shale well during second quarter 2016.

•	Turned-to-sales 3 gross (2.5 net) operated Haynesville shale wells during second quarter 2016 with average costs of $5.8 million, a 22% decrease from prior year.

EXCO’s decrease in production compared to first quarter 2016 was primarily the result of higher downtime and normal production declines. The increase in downtime was due to offset frac activities from completing cross-unit wells with longer laterals that typically result in higher shut-in production. EXCO operated one drilling rig to drill 1 gross (0.9 net) cross-unit Haynesville shale well in the second quarter 2016 that was turned-to-sales in third quarter 2016. EXCO drilled 2 gross (1.8 net) operated cross-unit wells in the prior quarter that also turned-to-sales in third quarter 2016. The Company's cross-unit wells in this region that turned-to-sales in third quarter 2016 have lateral lengths of approximately 7,600 feet and were completed with an average 2,650 lbs of proppant per lateral foot.

The 3 gross (2.5 net) wells turned-to-sales during the quarter are performing in-line with the Company's expectations and had an average cost of approximately $5.8 million per well. These wells were drilled with standard lateral lengths of approximately 4,300 feet and are expected to generate rates of return(*) of approximately 80%.

East Texas

Highlights:

•	Produced 76 Mmcfe per day, an increase of 13 Mmcfe per day, or 21% from first quarter 2016 and an increase of 36 Mmcfe per day, or 90%, from second quarter 2015.

EXCO’s increase in production compared to first quarter 2016 was primarily due to additional production from the most recent wells turned-to-sales in the Haynesville and Bossier shales in March 2016. The Company plans to drill and complete an additional 1 gross (0.2 net) well in the southern area of the Company's East Texas position during 2016 to hold certain acreage. EXCO is encouraged by the performance of its most recent two wells drilled in this area that are expected to generate estimated ultimate recoveries ("EUR") in excess of 2.0 Bcf per 1,000 lateral feet.

South Texas

Highlights:

•	Produced 5.4 Mboe per day, a decrease of 1.1 Mboe per day, or 18%, from first quarter 2016 and a decrease of 1.8 Mboe per day, or 26%, from second quarter 2015.

EXCO’s decrease in production compared to first quarter 2016 was primarily due to normal production declines. A majority of the Company's acreage in the South Texas region is held-by-production that allows EXCO flexibility in the timing of development in this region. EXCO is focused on reducing its operating costs and has renegotiated contracts to reduce its saltwater disposal costs and chemical costs, which contributed to a decrease in lease operating expenses from the prior quarter. The Company's cost reduction efforts in this region have resulted in a 50% decrease in lease operating expenses for year-to-date 2016 compared to the same period in 2015. In addition, EXCO continued to reduce its costs under commercial contracts and renegotiated a sales contract in South Texas during third quarter 2016, which will improve its realized price on oil production by $1.95 to $2.90 per Bbl based on the point of sale.

On July 25, 2016, EXCO settled the litigation with a joint venture partner related to a participation agreement in the Eagle Ford shale ("Participation Agreement"). See further information related to this matter on the Form 8-K filed with the Securities and Exchange Commission ("SEC") on July 27, 2016. The settlement provided, among other things, a full release for any claims, rights, demands, damages and causes of action that either party has asserted or could have asserted for any breach of the Participation Agreement. As part of the settlement, the parties amended and restated the Participation Agreement to eliminate EXCO's requirement to offer to purchase its joint venture partner's interests, eliminate its requirement to convey a portion of its working interest to its joint venture partner upon commencing development of future locations, terminate the area of mutual interest, provide that EXCO transfer to its joint venture partner a portion of its interests in certain producing wells and certain undeveloped locations in South Texas and modify or eliminate other provisions. The net production from the interests transferred averaged approximately 350 Bbls of oil per day during June 2016. The amendments and restated Participation Agreement provides EXCO with additional flexibility in the acquisition and development of properties in this region, which includes projects in its core area that are expected to generate rates of return(*) of approximately 50%.

Appalachia

Highlights:

•	Produced 43 Mmcfe per day, consistent with first quarter 2016, and a decrease of 4 Mmcfe per day, or 9%, from second quarter 2015.

EXCO’s production was consistent with first quarter 2016 primarily due to lower shut-in volumes from its Marcellus shale wells due to improved regional market prices for natural gas, partially offset by natural production declines. The Company's position in the Marcellus shale requires low maintenance capital and is approximately 84% held-by-production, allowing the opportunity for future development activities with minimal costs to hold the position. EXCO owns Utica shale rights in approximately 40,000 net acres predominantly located in the dry gas window. The Company is currently evaluating its potential and is encouraged by its ongoing technical analysis and successful results from other operators in the region.

On July 1, 2016, EXCO closed the sale of its interests in shallow conventional assets located in Pennsylvania and retained an overriding royalty interest in each well. In conjunction with the sale, the Company reduced its field employee count in this region by 52%, contributing to a total company-wide reduction of 38% of its field employees since the fourth quarter 2015. The Company retained all rights to other formations below the conventional depths in this region, including the Marcellus and Utica shales.

(*)
Rates of return are based on NYMEX futures prices as of June 30, 2016, including natural gas prices per Mmbtu of $3.01 for 2016, $3.18 for 2017, $3.02 for 2018, $3.00 for 2019, $3.08 for 2020, and $3.19 thereafter, and oil prices per Bbl of $49.95 for 2016, $52.40 for 2017, $53.81 for 2018, $54.69 for 2019, $55.51 for 2020, and $56.31 thereafter. The rates of return are presented before the impact of income taxes.

Financial Results

Table 2: Summary of operational earnings
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Fiscal
		6/30/16	3/31/16		6/30/15		6/30/16	6/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Operating revenues
Oil revenues	$MM	18	16	13	32	(44)	33	52	(37)	N/A	N/A
Natural gas revenues	$MM	36	36	—	62	(42)	72	128	(44)	N/A	N/A
Total revenues	$MM	54	52	4	94	(43)	106	180	(41)	N/A	N/A
Realized oil prices	$/Bbl	40.25	28.15	43	53.11	(24)	33.57	47.75	(30)	N/A	N/A
Oil price differentials	$/Bbl	(5.04)	(5.23)	(4)	(4.65)	8	(5.15)	(5.71)	(10)	(4.00-6.00)	(3.50-5.50)
Realized gas prices	$/Mcf	1.49	1.54	(3)	2.12	(30)	1.51	2.25	(33)	N/A	N/A
Gas price differentials	$/Mcf	(0.46)	(0.55)	(16)	(0.52)	(12)	(0.50)	(0.56)	(11)	(0.60-0.70)	(0.50-0.60)

Derivative financial instruments
Cash settlements (payments)	$MM	17	17	—	29	(41)	33	57	(42)	N/A	N/A
Cash settlements (payments)	$/Mcfe	0.62	0.63	(2)	0.89	(30)	0.62	0.90	(31)	N/A	N/A

Costs and expenses
Oil and natural gas operating costs	$MM	8	9	(11)	14	(43)	17	29	(41)	N/A	N/A
Production and ad valorem taxes	$MM	5	5	—	6	(17)	9	10	(10)	N/A	N/A
Gathering and transportation	$MM	27	27	—	25	8	54	51	6	N/A	N/A
Oil and natural gas operating costs	$/Mcfe	0.28	0.35	(20)	0.43	(35)	0.32	0.46	(30)	0.35-0.40	0.35-0.40
Production and ad valorem taxes	$/Mcfe	0.18	0.17	6	0.17	6	0.18	0.17	6	0.15-0.20	0.15-0.20
Gathering and transportation	$/Mcfe	1.00	0.99	1	0.75	33	0.99	0.80	24	0.95-1.00	1.00-1.05
General and administrative (1)	$MM	8	7	14	11	(27)	15	25	(40)	6-7	30-35

Operational earnings
Adjusted EBITDA (2)	$MM	23	21	10	69	(67)	44	125	(65)	N/A	N/A
GAAP net loss (3)	$MM	(111)	(130)	(15)	(454)	(76)	(241)	(772)	(69)	N/A	N/A
Adjusted net loss (2)	$MM	(14)	(19)	(26)	(12)	17	(33)	(33)	—	N/A	N/A
GAAP diluted shares outstanding	MM	279	278	—	272	3	279	272	3	N/A	N/A
Adjusted diluted shares outstanding	MM	279	278	—	272	3	279	272	3	N/A	N/A
GAAP diluted EPS	$/Share	(0.40)	(0.47)	(15)	(1.67)	(76)	(0.87)	(2.84)	(69)	N/A	N/A
Adjusted diluted EPS	$/Share	(0.05)	(0.07)	(29)	(0.05)	—	(0.12)	(0.12)	—	N/A	N/A

(1)
Excludes equity-based compensation expenses of $9.3 million, $3.8 million and $1.4 million for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, and $13.1 million and $3.1 million for the six months ended June 30, 2016 and 2015, respectively.

(2)	Adjusted EBITDA and Adjusted net loss are non-GAAP measures. See Financial Data section for definitions and reconciliations.

(3)
GAAP net loss included impairments of oil and natural gas properties of $26 million, $135 million and $394 million for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, and $161 million and $671 million for the six months ended June 30, 2016 and 2015, respectively.

EXCO’s increase in adjusted EBITDA compared to first quarter 2016 was primarily due to higher oil revenues as a result of higher realized oil prices, which increased by 43%. Contributing to the increase in adjusted EBITDA were lower oil and natural gas operating costs, which were below the low-end of guidance for the quarter. EXCO's general and administrative expenses were above guidance for the quarter primarily due to severance costs associated with a reduction in its workforce. However, general and administrative expenses, excluding equity-based compensation and severance costs, decreased by 17% from first quarter 2016. Production was below the low-end of guidance for the quarter primarily due to higher shut-in production from offset frac activities on wells in North Louisiana that the Company turned to sales in the third quarter 2016 and maintenance on third-party gathering systems.

The decrease in GAAP net loss compared to first quarter 2016 was primarily due to lower impairments of the Company's oil and natural gas properties pursuant to the ceiling test in accordance with full cost accounting, partially offset by unrealized losses on derivative financial instruments due to an increase in commodity futures prices during second quarter 2016. EXCO recorded a loss during second quarter 2016 related to the settlement agreement in South Texas and the fair value of the properties transferred was $24 million. Equity-based compensation expense related to the warrants issued to Energy Strategic Advisory Services ("ESAS"), a wholly owned subsidiary of Bluescape Resources Company LLC ("Bluescape"), increased $7 million from first quarter 2016 based on a higher valuation as a result of EXCO's performance against the peer group (as defined in the agreement), increase in EXCO's stock price and volatility utilized in the valuation model.

Cash Flow Results

Table 3: Summary of key cash flow items
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Fiscal
		6/30/16	3/31/16		6/30/15		6/30/16	6/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash flow provided by (used in)
Operating activities	$MM	18	28	(36)	52	(65)	46	108	(57)	N/A	N/A
Investing activities	$MM	(7)	(37)	(81)	(72)	(90)	(43)	(193)	(78)	N/A	N/A
Financing activities	$MM	(30)	43	(170)	45	(167)	13	88	(85)	N/A	N/A
Net increase (decrease) in cash	$MM	(19)	34	(156)	24	(179)	15	4	275	N/A	N/A

Other key cash flow items
Adjusted operating cash flow (1)	$MM	8	5	60	45	(82)	13	79	(84)	N/A	N/A
Free cash flow (1)	$MM	(5)	(5)	—	(32)	(84)	(9)	(96)	(91)	N/A	N/A

(1)	Adjusted operating cash flow and Free cash flow are non-GAAP measures. See Financial Data section for definitions and reconciliations.

EXCO's decrease in operating cash flows compared to first quarter 2016 was primarily the result of less favorable working capital conversions in the second quarter 2016, partially offset by higher revenues and lower lease operating costs. The Company's cash used in investing activities decreased from first quarter 2016 due to its reduced development program and proceeds from asset divestitures. EXCO's financing activities in the second quarter 2016 included repayments on its Credit Agreement of $11 million compared to net borrowings of $66 million in the first quarter 2016.

Liquidity Results

Table 4: Financial flexibility measures
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Fiscal
		6/30/16	3/31/16		6/30/15		6/30/16	6/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash (1)	$MM	53	74	(28)	67	(21)	53	67	(21)	N/A	N/A
Gross debt (2)	$MM	1,125	1,159	(3)	1,542	(27)	1,125	1,542	(27)	N/A	N/A
Net debt	$MM	1,072	1,086	(1)	1,475	(27)	1,072	1,475	(27)	N/A	N/A
Adjusted EBITDA (3)	$MM	23	21	10	69	(67)	44	125	(65)	N/A	N/A
Cash interest expenses (4)	$MM	17	17	—	27	(37)	35	53	(34)	17-19	60-65
Adjusted EBITDA/Interest (5)	x	1.35	1.24	9	2.56	(47)	1.26	2.36	(47)	N/A	N/A
Sr. Secured debt/LTM Adj. EBITDA (5)	x	0.80	0.67	19	0.98	(18)	0.80	0.98	(18)	N/A	N/A
Net debt/LTM Adjusted EBITDA	x	7.05	5.48	29	4.93	43	7.05	4.93	43	N/A	N/A

(1)	Includes restricted cash of $25 million, $28 million and $18 million as of June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

(2)	Represents total principal balance outstanding. See Table 5 below for reconciliation to carrying value.

(3)	Adjusted EBITDA is a non-GAAP measure. See Financial Data section for definition and reconciliation.

(4)
Cash interest expenses exclude the amortization of debt issuance costs, discount on notes and capitalized interest. In addition, cash payments under the $400 million second lien term loan ("Exchange Term Loan") are not considered interest expense per FASB ASC 470-60, Troubled Debt Restructuring by Debtors ("ASC 470-60") and are excluded from the cash interest expenses amounts shown. EXCO's expected payments on the Exchange Term Loan in 2016 are $50 million. See Table 5 below for additional information on the accounting treatment of the Exchange Term Loan.

(5)
These ratios differ in certain respects from the calculations of comparable measures in the Credit Agreement. As of June 30, 2016, the ratio of consolidated EBITDAX to consolidated interest expense (as defined in the agreement) was 1.9 to 1.0 and the ratio of senior secured indebtedness (excluding the 12.5% senior secured second lien term loans due on October 26, 2020 ("Second Lien Term Loans")) to consolidated EBITDAX (as defined in the agreement) was 0.8 to 1.0.

Table 5: Reconciliation of carrying value to principal
2Q 16; $MM

		6/30/16 (Actual)
Factors	Unit	Carrying value	Deferred reduction in carrying value (1)	Unamortized discount/deferred financing costs	Principal balance
Credit Agreement	$MM	122	—	—	122
Exchange Term Loan (1)	$MM	616	(216)	—	400
Fairfax Term Loan	$MM	300	—	—	300
2018 Notes	$MM	131	—	1	132
2022 Notes	$MM	171	—	—	171
Deferred financing costs, net	$MM	(15)	—	15	—
Total Debt	$MM	1,324	(216)	16	1,125

(1)
The issuance of the Exchange Term Loan and related repurchases of 2018 Notes and 2022 Notes were accounted for in accordance with ASC 470-60. As a result, the carrying amount of the Exchange Term Loan is equal to the total undiscounted future cash payments, including interest and principal.  All cash payments under the terms of the Exchange Term Loan, whether designated as interest or as principal amount, will reduce the carrying amount and no interest expense will be recognized. The undiscounted future interest payments on the Exchange Term Loan expected to be due in the next twelve months are classified as Current portion of long-term debt on the balance sheet. As such, the Company's reported interest expense will be less than the contractual payments throughout the term of the Exchange Term Loan.

Table 6: Liquidity schedule
Historical vs. guidance; $MM

		Quarter-to-Date					Year-to-Date			Q2	Fiscal
		6/30/16	3/31/16		6/30/15		6/30/16	6/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Borrowing base on revolver	$MM	325	325	—	725	(55)	325	725	(55)	N/A	N/A
Amount drawn on revolver	$MM	122	133	(8)	292	(58)	122	292	(58)	N/A	N/A
Letters of credit	$MM	10	10	—	7	43	10	7	43	N/A	N/A
Available for borrowing	$MM	193	182	6	426	(55)	193	426	(55)	N/A	N/A
Cash (1)	$MM	53	74	(28)	67	(21)	53	67	(21)	N/A	N/A
Liquidity (2)	$MM	246	256	(4)	493	(50)	246	493	(50)	N/A	N/A

(1)	Includes restricted cash of $25 million, $28 million and $18 million as of June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

(2)	Liquidity is calculated as the unused borrowing base under the Credit Agreement plus cash.

Tender Offer

On July 27, 2016, EXCO commenced a Tender Offer for its outstanding 2018 Notes and 2022 Notes up to a maximum combined amount of $40 million on the aggregate price paid. In conjunction with the Tender Offer, EXCO is soliciting consents from registered holders of the 2022 Notes to amend certain terms of the indenture governing the 2022 Notes. The Tender Offer expires on August 23, 2016; however, tendering on or before August 9, 2016, will result in additional consideration received, as follows:

•
Per $1,000 principal amount of the 2018 Notes that are accepted for purchase, total consideration includes the tender offer consideration of $455 and an early tender payment of $45, if applicable, for a total consideration of up to $500.

•
Per $1,000 principal amount of the 2022 Notes that are accepted for purchase, total consideration includes the tender offer consideration of $350, a consent payment of $5, if applicable, and an early tender payment of $45, if applicable, for a total consideration of up to $400.

Holders of 2018 Notes or 2022 Notes whose notes are accepted for payment in the Tender Offer will receive accumulated and unpaid interest. The purchases are expected to be funded primarily with borrowings under the Credit Agreement. There can be no assurances regarding the success or extent of the purchases of the senior unsecured notes as part of the Tender Offer process.

For additional information on the Tender Offer, see the Form 8-K filed with the SEC on July 28, 2016.

Risk Management Results

Table 7: Hedging position
2Q 16; mixed measures

		Six Months Ended		Twelve Months Ended		Twelve Months Ended
		12/31/16		12/31/17		12/31/18
Factors	Unit	Volume	Strike Price	Volume	Strike Price	Volume	Strike Price
Natural gas
Fixed price swaps - Henry Hub	Bbtu/$/Mmbtu	28,520	2.88	23,700	2.99	3,650	3.15
Fixed price swaptions - Henry Hub	Bbtu/$/Mmbtu	—	—	7,300	2.76	—	—
Collars - Henry Hub	Bbtu	—		3,650		—
Sold call options	$/Mmbtu		—		3.43		—
Purchased put options	$/Mmbtu		—		2.80		—

Oil
Fixed price swaps - WTI	Mbbl/$/Bbl	552	58.61	183	50.00	—	—

As of June 30, 2016, approximately 59% of the remaining 2016 forecasted natural gas production and 75% of the remaining 2016 forecasted oil production has been hedged. Since June 30, 2016, EXCO entered into additional collars covering 7,300 Bbtu of natural gas for 2017 allowing EXCO to participate in the upside of commodity prices to the ceiling of the call option of $3.20 per Mmbtu and providing EXCO with downside protection through the put option of $2.90 per Mmbtu. As a result, the Company has hedged approximately 66% of its forecasted 2017 natural gas production and 13% of its forecasted 2017 oil production related to its second quarter 2016 proved developed producing properties.

Financial Data

The following financial statements are attached.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	6/30/2016
2	Condensed Consolidated Statements Of Operations	EXCO Resources, Inc.	6/30/2016
3	Condensed Consolidated Statements Of Cash Flows	EXCO Resources, Inc.	6/30/2016
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations	EXCO Resources, Inc.	6/30/2016
5	GAAP Net Loss and Adjusted Net Loss Reconciliations	EXCO Resources, Inc.	6/30/2016

EXCO will host a conference call on August 3, 2016 at 9:00 a.m. (Central time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID#26008691. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website prior to the conference call. A digital recording will be available starting two hours after the completion of the conference call until August 31, 2016. Please call (800) 585-8367 and enter conference ID#26008691 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###
This press release contains statements that are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding estimates, expectations and production forecasts for 2016, estimates of costs and expenses for 2016, and EXCO’s drilling program. It is important to communicate expectations of future performance to investors. However, events may occur in the future that EXCO is unable to accurately predict, or over which EXCO has no control. Users of the financial statements are cautioned not to place undue reliance on a forward-looking statement. Any number of factors could cause actual results to differ materially from those in EXCO's forward-looking statements, including, but not limited to, the volatility of oil and natural gas prices, future capital requirements and the availability of capital and financing, uncertainties about reserve estimates, the outcome of future drilling activity, environmental risks and regulatory changes. Declines in oil or natural gas prices may have a material adverse effect on EXCO's financial condition, liquidity, results of operations, ability to fund operations and the amount of oil or natural gas that can be produced economically. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. EXCO undertakes no obligation to publicly update or revise any forward-looking statements. When considering EXCO's forward-looking statements, investors are urged to read the cautionary statements and the risk factors included in EXCO's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") on March 2, 2016 and its other periodic filings with the SEC.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	6/30/2016

(in thousands)	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,563	$12,247
Restricted cash	25,485	21,220
Accounts receivable, net:
Oil and natural gas	7,447	37,236
Joint interest	15,520	22,095
Other	3,359	8,894
Derivative financial instruments	8,686	39,499
Inventory and other	7,228	8,610
Total current assets	95,288	149,801
Equity investments	32,796	40,797
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	96,147	115,377
Proved developed and undeveloped oil and natural gas properties	2,975,428	3,070,430
Accumulated depletion	(2,675,083)	(2,627,763)
Oil and natural gas properties, net	396,492	558,044
Other property and equipment, net	25,242	27,812
Deferred financing costs, net	5,891	8,408
Derivative financial instruments	1,572	6,109
Goodwill	163,155	163,155
Total assets	$720,436	$954,126
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$92,704	$88,049
Revenues and royalties payable	122,835	106,163
Accrued interest payable	6,311	7,846
Current portion of asset retirement obligations	845	845
Income taxes payable	—	—
Derivative financial instruments	15,559	16
Current maturities of long-term debt	50,000	50,000
Total current liabilities	288,254	252,919
Long-term debt	1,274,437	1,320,279
Deferred income taxes	747	—
Derivative financial instruments	2,335	—
Asset retirement obligations and other long-term liabilities	44,867	43,251
Shareholders’ equity:
Common shares, $0.001 par value; 780,000,000 authorized shares; 283,134,228 shares issued and 282,539,565 shares outstanding at June 30, 2016; 283,633,996 shares issued and 283,039,333 shares outstanding at December 31, 2015	276	276
Additional paid-in capital	3,535,747	3,522,153
Accumulated deficit	(4,418,595)	(4,177,120)
Treasury shares, at cost; 594,663 shares at June 30, 2016 and December 31, 2015	(7,632)	(7,632)
Total shareholders’ equity	(890,204)	(662,323)
Total liabilities and shareholders’ equity	$720,436	$954,126

Attachment	Statements	Company	Period
2	Condensed Consolidated Statements Of Operations (Unaudited)	EXCO Resources, Inc.	6/30/2016

	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues:
Total revenues	$54,221	$51,649	$93,742	$105,870	$180,062
Costs and expenses:
Oil and natural gas operating costs	7,560	9,478	14,135	17,038	29,076
Production and ad valorem taxes	4,857	4,640	5,603	9,497	10,464
Gathering and transportation	26,895	26,630	24,785	53,525	50,500
Depletion, depreciation and amortization	19,084	29,001	61,658	48,085	124,147
Impairment of oil and natural gas properties	26,214	134,599	394,327	160,813	670,654
Accretion of discount on asset retirement obligations	769	912	568	1,681	1,124
General and administrative	16,983	10,897	12,597	27,880	27,834
Other operating items	24,856	190	1,534	25,046	1,346
Total costs and expenses	127,218	216,347	515,207	343,565	915,145
Operating loss	(72,997)	(164,698)	(421,465)	(237,695)	(735,083)
Other income (expense):
Interest expense, net	(17,932)	(19,257)	(25,571)	(37,189)	(53,061)
Gain (loss) on derivative financial instruments	(36,432)	16,591	(6,631)	(19,841)	17,079
Gain on extinguishment of debt	16,839	45,114	—	61,953	—
Other income	13	12	47	25	98
Equity loss	(91)	(7,910)	(535)	(8,001)	(1,300)
Total other income (expense)	(37,603)	34,550	(32,690)	(3,053)	(37,184)
Loss before income taxes	(110,600)	(130,148)	(454,155)	(240,748)	(772,267)
Income tax expense	747	—	—	747	—
Net loss	$(111,347)	$(130,148)	$(454,155)	$(241,495)	$(772,267)
Loss per common share:
Basic:
Net loss	$(0.40)	$(0.47)	$(1.67)	$(0.87)	$(2.84)
Weighted average common shares outstanding	278,783	278,357	271,549	278,570	271,536
Diluted:
Net loss	$(0.40)	$(0.47)	$(1.67)	$(0.87)	$(2.84)
Weighted average common shares and common share equivalents outstanding	278,783	278,357	271,549	278,570	271,536

Attachment	Statements	Company	Period
3	Condensed Consolidated Statements Of Cash Flows (Unaudited)	EXCO Resources, Inc.	6/30/2016

	Six Months Ended June 30,
(in thousands)	2016	2015
Operating Activities:
Net loss	$(241,495)	$(772,267)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax expense	747	—
Depletion, depreciation and amortization	48,085	124,147
Equity-based compensation expense	13,141	3,119
Accretion of discount on asset retirement obligations	1,681	1,124
Impairment of oil and natural gas properties	160,813	670,654
Loss from equity investments	8,001	1,300
(Gain) loss on derivative financial instruments	19,841	(17,079)
Cash receipts of derivative financial instruments	33,388	57,039
Amortization of deferred financing costs and discount on debt issuance	4,999	6,975
Other non-operating items	25,151	—
Gain on extinguishment of debt	(61,953)	—
Effect of changes in:
Restricted cash with related party	(2,101)	(600)
Accounts receivable	37,633	50,758
Other current assets	183	790
Accounts payable and other liabilities	(2,189)	(17,756)
Net cash provided by operating activities	45,925	108,204
Investing Activities:
Additions to oil and natural gas properties, gathering assets and equipment	(54,963)	(204,600)
Property acquisitions	—	(7,608)
Proceeds from disposition of property and equipment	11,490	7,397
Restricted cash	(2,164)	6,989
Net changes in advances to joint ventures	2,404	5,756
Equity investments and other	—	(503)
Net cash used in investing activities	(43,233)	(192,569)
Financing Activities:
Borrowings under EXCO Resources Credit Agreement	297,897	90,000
Repayments under EXCO Resources Credit Agreement	(243,797)	—
Payments on Exchange Term Loan	(25,278)	—
Repurchases of senior unsecured notes	(13,299)	—
Deferred financing costs and other	(2,899)	(2,033)
Net cash provided by financing activities	12,624	87,967
Net increase in cash	15,316	3,602
Cash at beginning of period	12,247	46,305
Cash at end of period	$27,563	$49,907
Supplemental Cash Flow Information:
Cash interest payments	$33,699	$52,069
Income tax payments	—	—
Supplemental non-cash investing and financing activities:
Capitalized equity-based compensation	$207	$1,936
Capitalized interest	2,642	7,027

Attachment	Statements	Company	Period
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations (Unaudited)	EXCO Resources, Inc.	6/30/2016

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net loss	$(111,347)	$(130,148)	$(454,155)	$(241,495)	$(772,267)
Interest expense	17,932	19,257	25,571	37,189	53,061
Income tax expense	747	—	—	747	—
Depletion, depreciation and amortization	19,084	29,001	61,658	48,085	124,147
EBITDA (1)	$(73,584)	$(81,890)	$(366,926)	$(155,474)	$(595,059)
Accretion of discount on asset retirement obligations	769	912	568	1,681	1,124
Impairment of oil and natural gas properties	26,214	134,599	394,327	160,813	670,654
Other items impacting comparability	24,296	402	2,897	24,698	3,501
Gain on extinguishment of debt	(16,839)	(45,114)	—	(61,953)	—
Equity loss	91	7,910	535	8,001	1,300
(Gain) loss on derivative financial instruments	36,432	(16,591)	6,631	19,841	(17,079)
Cash receipts of derivative financial instruments	16,598	16,790	29,401	33,388	57,039
Equity-based compensation expense	9,328	3,813	1,439	13,141	3,119
Adjusted EBITDA (1)	$23,305	$20,831	$68,872	$44,136	$124,599
Interest expense	(17,932)	(19,257)	(25,571)	(37,189)	(53,061)
Current income tax expense	—	—	—	—	—
Amortization of deferred financing costs and discount	1,878	3,121	2,099	4,999	6,975
Other operating items impacting comparability and non-operating items	875	(422)	(2,897)	453	(3,501)
Changes in working capital	9,818	23,708	9,171	33,526	33,192
Net cash provided by operating activities	$17,944	$27,981	$51,674	$45,925	$108,204

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Cash flow from operations, GAAP	$17,944	$27,981	$51,674	$45,925	$108,204
Net change in working capital	(9,818)	(23,708)	(9,171)	(33,526)	(33,192)
Other operating items impacting comparability	—	402	2,897	402	3,501
Adjusted operating cash flow, non-GAAP measure (2)	$8,126	$4,675	$45,400	$12,801	$78,513

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Cash flow from operations, GAAP	$17,944	$27,981	$51,674	$45,925	$108,204
Less: Additions to oil and natural gas properties, gathering assets and equipment	(22,477)	(32,486)	(83,712)	(54,963)	(204,600)
Free cash flow, non-GAAP measure (3)	$(4,533)	$(4,505)	$(32,038)	$(9,038)	$(96,396)

(1)
Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) represents net income (loss) adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash impairments of assets, equity-based compensation, income or losses from equity method investments, legal settlements and other operating items impacting comparability. In previous periods, the Company added back severance costs in the determination of Adjusted EBITDA. As a result of a reduction in workforce that occurred in the second quarter 2016, management reassessed this measurement and determined it is no longer considered non-recurring. Accordingly, all periods for which Adjusted EBITDA is presented include severance costs.

EXCO has presented EBITDA and Adjusted EBITDA because they are measures widely used by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, similar measures are used in covenant calculations required under the Credit Agreement, the indenture governing the 2018 Notes, the indenture governing the 2022 Notes and the term loan credit agreements governing the Second Lien Term Loans. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to the Company. EXCO's computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in the Company's computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of the Company’s operating, investing and financing activities. As such, investors are encouraged not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures. The calculation of EBITDA and Adjusted EBITDA as presented herein differ in certain respects from the calculation of comparable measures in the Credit Agreement, the indenture governing the 2018 Notes, the indenture governing the 2022 Notes and the term loan credit agreements governing the Second Lien Term Loans.

(2)
Adjusted operating cash flow is presented because the Company believes it is a useful financial indicator for companies in its industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends. Adjusted operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. Other operating items impacting comparability have been excluded as they do not reflect the Company's on-going operating activities. All periods for which Adjusted operating cash flow is presented include severance costs.

(3)
Free cash flow is cash provided by operating activities less capital expenditures. This non-GAAP measure is used predominantly as a forecasting tool to estimate cash available to fund indebtedness and other investments.

Attachment	Statements	Company	Period
5	GAAP Net Loss and Adjusted Net Loss Reconciliations (Unaudited)	EXCO Resources, Inc.	6/30/2016

	Three Months Ended						Six Months Ended
	June 30, 2016		March 31, 2016		June 30, 2015		June 30, 2016		June 30, 2015
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share
Net loss, GAAP	$(111,347)		$(130,148)		$(454,155)		$(241,495)		$(772,267)
Adjustments:
(Gain) loss on derivative financial instruments	36,432		(16,591)		6,631		19,841		(17,079)
Gain on extinguishment of debt	(16,839)		(45,114)		—		(61,953)		—
Cash receipts of derivative financial instruments	16,598		16,790		29,401		33,388		57,039
Impairment of oil and natural gas properties	26,214		134,599		394,327		160,813		670,654
Adjustments included in equity loss	—		7,866		334		7,866		836
Other items impacting comparability	24,296		402		2,897		24,698		3,501
Deferred finance cost amortization acceleration	—		1,013		—		1,013		2,764
Income taxes on above adjustments (1)	(34,680)		(39,586)		(173,436)		(74,266)		(287,086)
Adjustment to deferred tax asset valuation allowance (2)	44,987		52,059		181,662		97,046		308,907
Total adjustments, net of taxes	97,008		111,438		441,816		208,446		739,536
Adjusted net loss (5)	$(14,339)		$(18,710)		$(12,339)		$(33,049)		$(32,731)

Net loss, GAAP (3)	$(111,347)	$(0.40)	$(130,148)	$(0.47)	$(454,155)	$(1.67)	$(241,495)	$(0.87)	$(772,267)	$(2.84)
Adjustments shown above (3)	97,008	0.35	111,438	0.40	441,816	1.62	208,446	0.75	739,536	2.72
Dilution attributable to equity-based payments (4)	—	—	—	—	—	—	—	—	—	—
Adjusted net loss (5)	$(14,339)	$(0.05)	$(18,710)	$(0.07)	$(12,339)	$(0.05)	$(33,049)	$(0.12)	$(32,731)	$(0.12)

Common shares and equivalents used for loss per share:
Weighted average common shares outstanding	278,783		278,357		271,549		278,570		271,536
Dilutive stock options	—		—		—		—		—
Dilutive restricted shares and restricted share units	—		—		—		—		—
Dilutive warrants	—		—		—		—		—
Shares used to compute diluted loss per share for adjusted net loss	278,783		278,357		271,549		278,570		271,536

(1)	The assumed income tax rate is 40% for all periods.

(2)	Deferred tax valuation allowance has been adjusted to reflect the assumed income tax rate of 40% for all periods.

(3)	Per share amounts are based on weighted average number of common shares outstanding.

(4)
Represents dilution per share attributable to common share equivalents from in-the-money stock options and warrants, dilutive restricted shares and diluted restricted share units calculated in accordance with the treasury stock method.

(5)
Adjusted net loss, a non-GAAP measure, includes adjustments for gains or losses from asset sales, unrealized gains or losses from derivative financial instruments, non-cash impairments, legal settlements and other items typically not included by securities analysts in published estimates. All periods for which Adjusted net loss is presented include severance costs. Adjusted net loss is a useful metric in evaluating the Company's performance and facilitating comparisons with its peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies.